CONFIDENTIAL DRAFT

INVESTORS:                                            MEDIA:
John Standley                                         Karen Rugen
(717) 214-8857                                        (717) 730-7766
Kevin Twomey
(717) 731-6540
or investor@riteaid.com

FOR IMMEDIATE RELEASE


           RITE AID PRICES OFFERING OF SENIOR SECURED NOTES DUE 2010

CAMP HILL, PA, April 15, 2003 - Rite Aid Corporation (NYSE, PCX: RAD) announced today the terms of an offering of $360 million ($10 million more than previously announced) of its 8.125% senior secured notes due 2010. The notes are priced at 98.688% of the principal amount to achieve a yield to maturity of 8.375%. The transaction is expected to close on April 22, 2003.

Rite Aid intends to use the net proceeds of the offering to repay a portion of the term loan under its senior credit agreement and for general corporate purposes, which may include capital expenditures and additional repayments or repurchases of its outstanding indebtedness.

The notes due 2010 have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption of registration requirements.

                                      ###